As filed with the Securities and Exchange Commission on November 1, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

AURICO GOLD INC.

(Exact name of registrant as specified in its charter)

Canada (State or other jurisdiction of incorporation or organization) 320 Bay Street, Suite 1520 Toronto, Ontario M5H 4A6 (Address of Principal Executive Offices)	None (I.R.S. Employer Identification No.) N/A (Zip Code)

Northgate Minerals Corporation 2007 Share Option Plan

(Full title of the plans)

DL Services, Inc.

701 Fifth Avenue, Suite 6100

Seattle, WA 98101

(206) 903-8800

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Jeffrey D. Symons, Esq.

Jason K. Zachary, Esq.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Telephone: (212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares, no par value	3,183,000 shares(2)	$9.04(3)	$28,774,320(3)	$3,298

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares that become issuable by reason of any dividend, split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of our outstanding Common Shares.

(2)	Represents the aggregate number of Common Shares issuable upon the exercise of outstanding and unexercised stock options under the Northgate Minerals Corporation 2007 Stock Option Plan.

(3)	Estimated solely for purposes of calculating the amount of the registration fee and computed pursuant to Rule 457(h)(1) under the Securities Act, based upon the weighted average exercise price of the stock options issued and outstanding under the Northgate Minerals Corporation 2007 Stock Incentive Plan.

EXPLANATORY NOTE

Effective as of October 26, 2011, pursuant to an Arrangement Agreement, dated as of August 28, 2011, among AuRico Gold Inc. (the “Registrant”) and Northgate Minerals Corporation (“Northgate”), as amended on September 9, 2011 (collectively, the “Merger Agreement”), the Registrant acquired all of the issued and outstanding common shares of Northgate and, as a result of the transaction, Northgate became a wholly-owned subsidiary of the Registrant.

Pursuant to the terms of the Merger Agreement, upon completion of the transactions contemplated by the Merger Agreement, each outstanding and unexercised option to purchase Northgate common shares became fully vested and automatically converted into an option (“Converted Option”) to acquire common shares, without par value (“Common Shares”), of the Registrant, according to formulas set forth in the Merger Agreement.

This Registration Statement on Form S-8 is being filed for the purpose of registering Common Shares issuable upon the exercise of Converted Options outstanding under the Northgate Minerals Corporation 2007 Share Option Plan, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are incorporated in this Registration Statement by reference:

(a)	The Registrant’s Annual Report on Form 40-F for the year ended December 31, 2010, filed with the Commission on March 23, 2011;

(b)	The Registrant’s Reports on Form 6-K, filed on January 10, 2011, January 12, 2011, January 21, 2011, January 27, 2011, February 8, 2011, February 22, 2011, February 23, 2011 (two filings), February 24, 2011, March 1, 2011 (two filings), March 8, 2011, March 10, 2011, March 11, 2011, March 16, 2011, March 18, 2011, April 6, 2011, April 11, 2011, April 12, 2011, May 6, 2011, May 12, 2011, May 17, 2011, June 13, 2011, June 23, 2011, July 13, 2011, July 21, 2011, August 11, 2011, August 30, 2011, September 9, 2011, September 27, 2011, October 14, 2011, October 18, 2011, October 25, 2011 (two filings) and October 26, 2011; and

(c)	The description of the Registrant’s Common Shares contained in the Registrant’s Registration Statement on Form 8-A filed on October 9, 2008.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of Common Shares to be issued in connection with this Registration Statement will be passed upon for the Registrant by Fasken Martineau DuMoulin LLP. As of the date hereof, to the Registrant’s knowledge, the partners and associates of Fasken Martineau DuMoulin LLP beneficially own, directly or indirectly, less than one percent of the securities of the Registrant.

Item 6.	Indemnification of Directors and Officers.

Under the Business Corporations Act (Ontario), the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity, on the condition that (i) such individual acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request; and (ii) if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Registrant shall not indemnify the individual, unless the individual had reasonable grounds for believing that his or her conduct was lawful.

Further, the Registrant may, with the approval of a court, indemnify an individual in respect of an action by or on behalf of the Registrant or other entity to obtain a judgment in its favour, to which the individual is made a party because of the individual’s association with the Registrant or other entity as a director or officer, a former director or officer, an individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills conditions (i) and (ii) above. Such individuals are entitled to indemnification from the Registrant as a matter of right in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the Registrant or other entity, provided the individual seeking an indemnity: (A) was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and (B) fulfills conditions (i) and (ii) above.

In accordance with the Business Corporations Act (Ontario), the by-laws of the Registrant indemnify a director or former director, an officer or former officer, an individual who acts or acted at the Registrant’s request as a director or officer of a body corporate or an individual acting in a similar capacity of another entity, or the respective heirs and legal representatives of each of the persons previously designated (each an “Indemnified Person”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, which that Indemnified Person reasonably incurs in respect of any civil, criminal or administrative, investigative or other proceeding to which that Indemnified Person is made a party by reason of being or having been a director or officer of the Registrant or of a body corporate or by reason of having acted in a similar capacity for an entity if:

(a) the Indemnified Person acted honestly and in good faith with a view to the best interests of the Registrant or as the case may be, to the interest of the other entity; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Person had reasonable grounds for believing the conduct was lawful.

The Registrant maintains directors’ and officers’ liability insurance which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the by-laws of the Registrant and the Business Corporations Act (Ontario).

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition, the Registrant has agreed to maintain a directors’ and officers’ insurance and indemnification policy (or an equivalent “tail” insurance policy) for present and former officers and directors of Northgate and its subsidiaries with respect to facts or events occurring prior to merger completion, subject to certain limitations.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Canada on November 1, 2011.

AURICO GOLD INC.

By:	/s/ Scott Perry
Name: Scott Perry Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints René Marion and Scott Perry, and each of them individually, with full power of substitution and resubstitution, his or her true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this power of attorney. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 1, 2011.

Signature	Title

/s/ René Marion	President and Chief Executive Officer and Director
René Marion

/s/ Scott Perry	Chief Financial Officer (principle financial officer and principal accounting officer)
Scott Perry

/s/ Dr. Luis Chavez	Corporate Director of Mexican Operations and Director
Dr. Luis Chavez

/s/ Colin Benner	Chairman of the Board of Directors (principal executive officer)
Colin Benner

Signature	Title

/s/ Richard M. Colterjohn	Director
Richard M. Colterjohn

/s/ Terrence Lyons	Director
Terrence Lyons

/s/ Alan R. Edwards	Director
Alan R. Edwards

/s/ Mark Daniel	Director
Mark Daniel

/s/ Patrick Downey	Director
Patrick Downey

/s/ Ronald E. Smith	Director
Ronald E. Smith

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of the Registrant in the City of Golden, Colorado, United States on November 1, 2011.

AURICO GOLD (USA), INC.

By:	/s/ Peter Drobeck
	Name:	Peter Drobeck
	Title:	Senior Vice President of Exploration and Business Development

EXHIBIT INDEX

Exhibit Number	Description

4.1	Northgate Minerals Corporation 2007 Share Option Plan (incorporated by reference to Schedule C to Exhibit 99.4 to Northgate Mineral Corporation’s Form 6-K filed with the Commission on May 21, 2008).

4.2	Northgate Minerals Corporation Share Option Plan Amendment Resolution to the Northgate Minerals Corporation 2007 Share Option Plan (incorporated by reference to Appendix A-2 to Exhibit 99.4 to Northgate Mineral Corporation’s Form 6-K filed with the Commission on September 26, 2011).

5.1	Opinion of Fasken Martineau DuMoulin LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Fasken Martineau DuMoulin LLP (included in Exhibit 5.1).

24.1	Power of Attorney (set forth on the signature page of this Registration Statement).